EXHIBIT 10.37

Overview of Compensation Arrangements for Preston D. Swafford Effective as of October 27, 2009

Effective as of October 27, 2009, Mr. Kilgore approved a $100,000 lump sum performance award for Mr. Swafford for improvements in the overall performance of Watts Bar Nuclear Plant in 2009 based on nuclear power industry peer evaluations.  The award recognizes Mr. Swafford’s demonstrated leadership and commitment to teamwork, safety, and high level of performance throughout TVA’s nuclear organization, which contributed to the improved performance achieved by Watts Bar Nuclear Plant.